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                                                                   EXHIBIT 10.28

                         SETTLEMENT AND WAIVER AGREEMENT
                          (TRANSLATED FROM THE FRENCH)

BETWEEN:

Hologic France SA, a French company, with a capital of EUR 599 063, having its registered office at 15, rue du Saule Trapu, Massy Cedex, 91 882 Massy Cedex, registered with the Registry of Commerce and Companies of Nanterre under number B 349 961 607 RCS d'Evry, represented by Mr. Muir, legal representative duly authorized,

(hereafter, the "Employer"),

                                                                ON THE ONE HAND,

AND

Mr. Jean Chaintreuil, born on March, 1955, a French Citizen, residing36, rue du General Brunet, 75019 Paris,

(hereafter the "Employee"),

                                                              ON THE OTHER HAND.

PREAMBLE:

A. The employee was hired by the Hologic France SA, Hologic Europe N.V, Hologic Espana S.A. as a General Manager/ President European Operations pursuant to an indefinite term employment agreement dated October 1, 1991, with a monthly gross salary amounting to FRF 36.667,00 (EUR 5589,85) and a variable compensation in consideration of the achievement by the Employee of objectives defined in the annex B of the employment agreement.

Under Annex C of his employment contract, the Employee is bound by a non-competition undertaking, which is applicable both during and after the termination of his employment contract.

At the same time, the Employee was a corporate officer in his capacity as President of Hologic France and as legal representative ("Administrateur Delegue") of Hologic Europe N.V and as President and a corporate officer of Hologic Espana S.A..

B. As General Manager/ President European Operations, the Employee was in charge of the management of the sales teams and ensuring the reporting of the sales forecast relating to the product line he was in charge of in Europe.

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C.   Since the new reorganization decided by the Group, the Employee indicated
to the Employer his disagreement on the essential points of the commercial policy decided by the company and that he must apply in Europe.

The Employee put into question the commercial plans for which the group gave him management responsibility.

The Employee criticized, several times, the reorganization plan for the European team stating that the reduction and the redeployment of the staff did not permit him to assure the commercial development objectives of the group.

In general, it appears that the Employee was reluctant to apply the decisions of the group in a context in which it is important that the management team fully back company policy.

This criticisms regarding the commercial plans for Europe created a discord with the other managers and demotivated his staff.

Considering the position of the Employee and the highly competitive business in which the company operates, this situation could not continue.

D. Considering this situation, the Employee, decided to resign from his position as an employee of Hologic Europe N.V and Hologic Espana S.A by two letters dated January 15th, 2002 in which he asked to be exempted from working during his notice period. Hologic Europe N.V and Hologic Espana S.A have agreed to exempt the Employee from working during his notice period.

E. The situation between the parties became difficult and the Employer convened the Employee to a preliminary interview scheduled on January 21, 2002 by a letter duly handed to Employee.

During the preliminary interview on January 29, 2002, the Employer explained the reasons why it was considering dismissing the Employee.

The Employer considered that the explanations given by the Employee were not satisfactory and, therefore, the Employer notified the Employee, by registered mail dated February, 1st 2002, of his dismissal for disagreement on the essential points of the commercial policy of the company, which created disagreement with the other managers and demotivated his employees.

The Employer also informed the Employee that it would provide him, at the end of the notice period, with a Labor Certificate ("Certificat de Travail"), an Unemployment Attestation ("Attestation Assedic") and the full amount remaining due to him against written receipt ("Recu pour Solde de tout Compte").

The Employee was also notified that he must respect his contractual confidential, discretion and non-competition undertakings.

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F.   The Employee immediately contested the reasons for his dismissal arguing that his dismissal was unfair and wrongful and that the Employer did not comply with the legal rules regarding dismissal procedures.

First, the Employee considered that his dismissal was invalid because his dismissal letter was signed by a person who had did not have authority to represent the Employer.

The Employee considered also that his dismissal letter was not duly notified pursuant to the legal requirements, which provide that the dismissal letter should be sent by registered letter with acknowledgment receipt.

The Employee added that the Employer violated the terms of his employment agreement, the annex and the exhibits.

The Employee considered also that the dismissal based on disagreement on the essential points of the commercial policy of the company was without basis and that there was only a disagreement on minor points.

The Employee considered that he has simply exercised his right of expression, which the law and the case law recognize as a legal right.

The Employee added that the Employer did not demonstrate that this so-called disagreement on the essential points of the commercial policy of the company had disturbed, in any way, the proper functioning of the company.

The Employee added that the demotivation of his staff and the resulting internal tensions were the consequences of the group reorganization and not due to his opinion.

G. The Employee asserted that his dismissal was based, in reality, on economic grounds and was not for personal cause.

Therefore, the Employee considered that his dismissal for personal cause was decided by the Employer in order not to comply with the specific procedures for economic dismissals and that the true reason for his dismissal was the decision of the Employer to replace qualified and senior employees by new employees having lower salaries.

The Employee stated that the Employer violated the legal requirements concerning economic dismissals and case law regarding outplacement, as well as the ordered of dismissal rules.

Moreover, the Employee stated that the measures taken against him were very brutal and offensive.

Furthermore, the Employee added that the Employer did not comply with the legal rules regarding dismissal procedures and with its obligations under the terms of the employment agreement and concerning the amounts remaining due to him.

H. Under these conditions, the Employee asserted that, considering the procedures used, the fact that his dismissal was unfair and considering the violation by the Employer of its obligations under the terms of the employment agreement and the contractual documents, he suffered important moral, financial and professional prejudice given his age (46 years old

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when his was dismissed), family responsibilities and professional career which will necessarily be affected by the decision of the Employer to put an end to his employment agreement.

The Employee indicated that because of his age (46 years old) he would probably not find a new job after his dismissal.

The Employee added that the damage caused to him was all the more important since the government unemployment allocations are digressive and his dismissal would also came him to lose his complementary retirement points, so that the amount of his complementary pension would substantially decrease.

Lastly, the Employee indicated that because of his senior position his dismissal had an impact on his reputation, both from a professional and personal point of view.

Consequently, the Employee indicated to the Employer that he intended to bring legal action before the labor court in order to obtain damages.

I. The Employer argued that it had complied with the legal rules regarding dismissal procedures and that the dismissal was completely justified by a disagreement on the essential points of the commercial policy of the company which had a negative impact on other managers and staff.

The Employer indicated that the grounds for the dismissal were real and serious and could be verified.

The Employer considered that the disagreement with and the behavior by the Employee resulted in a demotivation of his staff and also created tension inside the company disturbing the functioning of the company.

The Employer considered that the criticism of the Employee exceeded the right of executive expression.

The Employer confirmed that it fully respected the procedural rules.

The Employer considered that the person who signed the letters concerning the dismissal and who was present during the preliminary interview had all necessary authority to represent the Employer.

J. A disagreement therefore exists between the Employee, on the one hand, and the Employer, on the other hand.

Discussions therefore took place, after which the parties, with their counsel, in order to resolve the disagreements arising from the dismissal of the Employee and his claims for damages, an indemnity, payment of additional salary and other amounts, reached an agreement, pursuant Articles 1134 and 2044 to 2058 of the Civil Code, and made reciprocal concessions in order to avoid the cost, uncertainty and the adverse publicity of litigation, and agreed to put an end to their dispute without restriction or limitation.

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NOW, THEREFORE, IT HAS BEEN AGREED AS FOLLOWS:

ARTICLE 1

1.1 As a settlement, which does not imply a recognition of any fault and which does not call into question the dismissal, the Employer accepts to take into account the harm that the Employee alleges he suffered as a result of the termination of his employment agreement and the circumstances of his dismissal.

1.2 As a consequence, the Employer accepts to pay to the Employee a total, full, final, lump sum amount of EUR 138.000,00 nets of social contributions (CGS et CRDS), (the social contributions represent a lump sum amount of EUR 11.350,64 which are to be paid by the Employer), for a total gross amount of EUR 149.350,64, covering all existing and future disputes concerning the signature, performance and/or termination of the Employee's employment agreement.

ARTICLE 2

2.1 The amount of the notice period for the period of February 1st, 2002 until May 1st 2002, corresponds to a compensation due in respect of gross amount of EUR 27.530,40, plus a gross amount of EUR 531,28 as an advantage in nature. During the notice period, the Employee will continue to receive normally his gross amount salary on the normal date until the end of the notice period. Professional expenses will also continue to be paid by the Employer during the notice period pursuant to the company's policies.

2.2 Concerning the period until the notification of the dismissal, part accrued vacation has been taken. Thus, the Employer does not owe the Employee anything for part vacation.

The Employer undertakes to pay to the Employee, at the end of the notice period, the entire gross amount of EUR 2.753,04 for the accrued but unused vacation generated during the notice period.

2.3 The Employer accepts to pay to the Employee, effective the date hereof, the amount of EUR 30.937,04 corresponding to his legal dismissal indemnity.

The Employees recognizes that these amounts correspond to what he is legally entitled to and accepts them.

2.4  The amount of the damages and the dismissal indemnity mentioned in Article
1.2 and in Article 2.3 has been paid upon the signature of this agreement by check, for which the Employee hereby acknowledges receipt.

ARTICLE 3

3.1 Subject to the payment of the above-mentioned amounts and the execution of the foregoing obligations by the Employer, the Employee hereby acknowledges that all of his rights and claims relating to the termination of his employment agreement with the Employer,

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and other companies of the group to which the Employer belongs (including but not limited to Hologic Inc, Hologic Europe N.V, Hologic Spain), have been satisfied. Accordingly, the Employee acknowledges that he has no further claims against the Employer and the other companies of the group to which the Employer belongs.

3.2 The Employee hereby irrevocably, fully and finally releases and discharges the Employer and/or any employees, officers, directors, shareholders and/or other companies of the group to which the Employer belongs from any and all claims, rights, demands, actions, obligations, liabilities, losses, costs, expenses, damages, interest and causes of action of any and every kind, nature and character, whether known or unknown, which he may have or have ever had against the Employer and/or any of its officers, employees, agents, shareholders, directors and/or any other company of the group to which the Employer belongs.

In particular, the Employee waives irrevocably, fully and finally all rights, actions and claims, whether presently or existing or otherwise, relating to the conclusion, performance and/or termination of his employment agreement, including but not limited to claims for salary, commissions, bonuses, reimbursement of professional expenses, paid vacation, dismissal indemnities, indemnities for violation of proceedings, indemnities for non-competition undertakings, injunction awards or any damages in excess of what is stipulated in Article 1 of this Settlement Agreement.

3.3 The parties consider that they have resolved all matters concerning the conclusion, performance and/or termination of the employment agreement between the Employee and the Employer. All disputes that could exist between the parties concerning the conclusion, performance and/or termination of the employment agreement are hereby settled.

ARTICLE 4

4.1 The Employer, on the one hand, and the Employee, on the other hand, express their wish to mutually end their dispute and maintain a correct relationship.

Consequently, the Employer, on the one hand, and the Employee, on the other hand, undertakes not to say or do anything harmful and/or false in respect of the other party's reputation, directly or indirectly.

The Employee undertakes not to say or do anything which could be harmful to the interests of the Employer and/or any company of the group to which the Employer belongs and/or their employees, officers, directors, shareholders.

In particular, the Employee undertakes not to deliver any document and/or attestation to any employees or previous employees of the Employer which could be used against the Employer and/or any company of the group to which the Employer belongs in case of dispute or litigation of any kind, nature or character, which may arise between the Employer and/or any company of the group to which the Employer belongs and such employees and/or previous employees.

4.2 The Employee undertakes to respect his professional secrecy obligations concerning any confidential information or knowledge that he may have had access to while he was an

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employee concerning the activities of the Employer and/or of any company of the group to which it belongs.

ARTICLE 5

5.1 During the notice period, the Employee is expected to make and undertake, at the request of the Employer.

5.2 The Employee undertakes to be at the disposition of the Employee in order to assist, in all operations and to sign and authorize all documents related to his duties as manager of Hologic France, Hologic Europe NV, Hologic Espana S.A. In this regard, he agrees to sign all reports, declarations and banking documents, which may be necessary to the proper functioning of Hologic France, Hologic Spain, and Hologic Europe N.V.

5.3 The Employer agrees to exempt the Employee of his non-competition undertaking by which he was bound under Article 12, Annex C of the Employment Agreement. The Employee waives his right to a non-competition indemnity.

5.4. During the notice period, the Employer agrees to exempt the Employee from his obligation of exclusivity by which he is bound under Article 1 of the Employment Agreement, in order to permit the Employee to set up his own company provided that this does not interfere with executing his notice period.

5.5 During the notice period, the Employee undertakes not to create a business, which competes with the activity of the Hologic France or the other companies of the group.

5.6 The Employee agrees to pay the Employee's moving cost from Belgium to France, based on a mover's quote, which shall not exceed EUR 1000,00.

ARTICLE 6

6.1 The parties acknowledge that this Settlement Agreement reflects their discussions and that they have entered into this agreement freely.

6.2 The Employee recognizes that he had the necessary time to appreciate the consequences of entering into this Settlement Agreement and the consequences of his signature following the termination of his employment agreement.

6.3 The Employee also recognizes that the concessions made by the Employer are true and sincere.

ARTICLE 7

The parties undertake to keep this Settlement Agreement confidential and not to communicate it to any third party, unless it is required to be disclosed by law or regulation or to enforce a party's right hereunder before a Court of law.

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ARTICLE 8

The parties recognize that this Settlement Agreement constitutes a Settlement ("Transaction") as defined in Articles 2044 and seq. and, in particular Article 2052 of the French Civil Code.

In two originals


IN WITNESS WHEREOF, the parties have signed as of the above date.

Executed in Bedford (USA)                        Executed in Paris
On March 20, 2002                                On March 20, 2002


/s/ Glenn P. Muir                                /s/ Jean Chaintreuil
-------------------------------                  -------------------------------
For the Employer                                 The Employee
Hologic France                                   Jean Chaintreuil
Mr. Muir,
Legal representative

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